Exhibit 8.1

2001 M Street, NW Suite 600 Washington, DC 20036 +1 202 682 7000 tel +1 202 857 0940 fax

November 23, 2022

Jack Creek Investment Corp.

386 Park Avenue South, FL 20

New York, NY 10016

Ladies and Gentlemen:

We have acted as counsel to Jack Creek Investment Corp., an exempted company incorporated under the laws of the Cayman Islands (“JCIC”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 (File No. 333-266840) of Wildfire New PubCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of JCIC (“New Bridger”), initially filed with the SEC under the Securities Act of 1933, as amended, on August 12, 2022 (including all exhibits and attachments thereto), and as amended through the date hereof (the proxy statement/prospectus, together with all other components of Form S-4, the “Registration Statement”), relating to the Agreement and Plan of Merger dated as of August 3, 2022 (such agreement, as amended from time to time and together with any attachments and exhibits thereto, the “Merger Agreement”), entered into by and among JCIC, New Bridger , Wildfire Merger Sub I, Wildfire Merger Sub II, Wildfire Merger Sub III, Wildfire GP Sub IV, Blocker and Bridger (JCIC, New Bridger, the Merger Subs, Blocker and Bridger are collectively referred to herein as the “Parties” and individually as a “Party”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement.

We have examined (i) the Merger Agreement, (ii) the Registration Statement (the Merger Agreement, the Registration Statement, and any additional documents pursuant to which the transactions in the Business Combination will be effected are collectively referred to herein as the “Transaction Documents”), (iii) the representation letters of JCIC, Blocker, and Bridger (the “Certificates”), and (iv) such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed that (i) the Second Merger, and all other related transactions in the Business Combination, will be effected in accordance with the terms of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any Party), (ii) the statements concerning the Second Merger and all other related transactions in the Business Combination are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iii) the statements and representations made in the Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, (iv) any statements or representations made in the Merger Agreement, Registration Statement or the Certificates “to the knowledge of,” based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing, in each case without such qualification, (v) the Parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement, (vi) the Parties will treat the Second Merger, and all other related transactions in the Business Combination, for U.S. federal income tax purposes in a manner consistent with this opinion, (vii) the Second Merger, and all other related transactions in the Business Combination will be consummated solely in compliance with the Transaction Documents, and the Parties have not waived or modified, and will not waive or modify, any terms or conditions in the Transaction Documents, except to the extent such waiver or modification would not affect our conclusions herein, and (viii) there will be no change in applicable U.S. federal income tax law from the date hereof through the Closing. If any of the above described assumptions is untrue for any reason or if the Second Merger, and all other related transactions in the Business Combination are consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement or the Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in the foregoing.

We have considered applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, including authorities relating to step transaction, substance over form, and economic substance, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, the statements of law and legal conclusions set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, in

the following discussions, “ —The Second Merger,” “ —U.S. Holders Exchanging JCIC Ordinary Shares for New Bridger Common Stock in the Second Merger,” “ —U.S. Holders Exchanging JCIC Public Warrants in the Second Merger,” and “ – Non-U.S. Holders – The Second Merger,” constitute our opinion, insofar as it expresses conclusions as to the material U.S. federal income tax consequences of the Second Merger to holders of the JCIC Ordinary Shares and the JCIC Public Warrants.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the transactions related to the Second Merger, and all other related transactions in the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the U.S. federal income tax law. We do not undertake to advise you as to any changes in U.S. federal income tax law after the date hereof that may affect our opinion.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP
Weil, Gotshal & Manges LLP